Exhibit 99.3
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA
Compass Diversified Holdings
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AND SUPPLEMENTAL FINANCIAL DATA

Page
Numbers
Historical Financial Statements:

Report of Management on Internal Control Over Financial Reporting	F-2
Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting	F-3
Report of Independent Registered Public Accounting Firm	F-3
Consolidated Balance Sheets as of December 31, 2008 and December 31, 2007	F-4
Consolidated Statements of Operations for the Years Ended December 31, 2008, 2007 and 2006	F-5
Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2008, 2007 and 2006	F-6
Consolidated Statements of Cash Flows for the Years Ended December 31, 2008, 2007 and 2006	F-7
Notes to Consolidated Financial Statements	F-8

Supplemental Financial Data:

The following supplementary financial data of the registrant and its subsidiaries required to be included in Item 15(a) (2) of Form 10-K are listed below:

Schedule II — Valuation and Qualifying Accounts	S-1
All other schedules not listed above have been omitted as not applicable or because the required information is included in the Consolidated Financial Statements or in the notes thereto.
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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders of Compass Diversified Holdings
We have audited the accompanying consolidated balance sheets of Compass Diversified Holdings (formerly Compass Diversified Trust) (a Delaware Trust) and Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits of the basic financial statements include the financial statement schedule listed in the index appearing under Item 15(a)(2). These financial statements and financial schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Compass Diversified Holdings and Subsidiaries as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Compass Diversified Holdings and Subsidiaries’ internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 12, 2009 (not seperately included herein) expressed an unqualified opinion thereon.
/s/ Grant Thornton LLP
New York, New York
March 12, 2009 (except for the adjustments to retrospectively apply the adoption of SFAS 160 as described in Note B and Note N as to which the date is May 14, 2009)

Compass Diversified Holdings
Consolidated Balance Sheets

	December 31,
(in thousands)	2008	2007
Assets
Current assets:
Cash and cash equivalents	$97,473	$115,500
Accounts receivable, less allowances of $4,824 at December 31, 2008 and $3,204 at December 31, 2007	164,035	111,718
Inventories	50,909	35,492
Prepaid expenses and other current assets	22,784	11,088
Current assets of discontinued operations	—	25,443

Total current assets	335,201	299,241
Property, plant and equipment, net	30,763	20,437
Goodwill	339,095	218,817
Intangible assets, net	249,489	163,378
Deferred debt issuance costs, less accumulated amortization of $3,317 at December 31, 2008 and $1,348 at December 31, 2007	8,251	9,613
Other non-current assets	21,537	17,549
Non-current assets of discontinued operations	—	98,967

Total assets	$984,336	$828,002

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$48,699	$34,306
Accrued expenses	57,109	33,969
Due to related party	604	814
Current portion, long-term debt	2,000	2,000
Current portion of workers’ compensation liability	26,916	6,881
Other current liabilities	4,042	560
Current liabilities of discontinued operations	—	28,083

Total current liabilities	139,370	106,613
Supplemental put obligation	13,411	21,976
Deferred income taxes	86,138	59,478
Long-term debt	151,000	148,000
Workers’ compensation liability	40,852	16,791
Other non-current liabilities	9,687	4,628
Non-current liabilities and noncontrolling interest of discontinued operations	—	15,799

Total liabilities	440,458	373,285

Stockholders’ equity
Trust shares, no par value, 500,000 authorized; 31,525 shares issued and outstanding at December 31, 2008 and December 31, 2007	443,705	443,705
Accumulated other comprehensive loss	(5,242)	—
Accumulated earnings (deficit)	25,984	(10,855)

Total stockholders’ equity attributable to Holdings	464,447	432,850
Noncontrolling interest	79,431	21,867

Total stockholders’ equity	543,878	454,717

Total liabilities and stockholders’ equity	$984,336	$828,002

See notes to consolidated financial statements.

Compass Diversified Holdings
Consolidated Statements of Operations

	Year ended December 31,
(in thousands, except per share data)	2008	2007	2006
Net sales	$532,127	$271,911	$42,752
Service revenues	1,006,346	569,880	352,421

Total revenues	1,538,473	841,791	395,173
Cost of sales	363,675	171,665	22,479
Cost of services	832,531	464,343	284,535

Gross profit	342,267	205,783	88,159

Operating expenses:
Staffing expense	102,438	56,207	34,345
Selling, general and administrative expense	165,768	94,426	31,605
Supplemental put expense	6,382	7,400	22,456
Management fees	15,205	10,120	4,158
Amortization expense	24,605	12,679	5,814

Operating income (loss)	27,869	24,951	(10,219)

Other income (expense):
Interest income	1,377	2,520	804
Interest expense	(17,828)	(6,994)	(6,057)
Amortization of debt issuance costs	(1,969)	(1,232)	(779)
Loss on debt extinguishment	—	—	(8,275)
Other income (expense), net	894	(26)	489

Income (loss) from continuing operations before income taxes	10,343	19,219	(24,037)
Provision for income taxes	6,526	9,168	3,936

Income (loss) from continuing operations	3,817	10,051	(27,973)
Income from discontinued operations, net of income tax	4,607	5,480	9,831
Gain on sale of discontinued operations, net of income tax	73,363	35,834	—

Net income (loss)	81,787	51,365	(18,142)
Net income attributable to noncontrolling interest	3,493	10,997	1,107

Net income (loss) attributable to Holdings	$78,294	$40,368	$(19,249)

Amounts attributable to Holdings:
Income (loss) from continuing operations	$324	$(946)	$(29,080)
Income from discontinued operations, net of income tax	4,607	5,480	9,831
Gain on sale of discontinued operations, net of income tax	73,363	35,834	—

Net income (loss) attributable to Holdings	$78,294	$40,368	$(19,249)

Basic and fully diluted income (loss) per share attributable to Holdings:
Continuing operations	$0.01	$(0.04)	$(2.29)
Discontinued operations	2.47	1.50	0.77

Basic and fully diluted income (loss) per share attributable to Holdings	$2.48	$1.46	$(1.52)

Weighted average number of shares of trust stock outstanding – basic and fully diluted
	31,525	27,629	12,686

Cash distributions declared per share	$1.33	$1.25	$0.7327

See notes to consolidated financial statements.

Compass Diversified Holdings
Consolidated Statements of Stockholders’ Equity

					Total
				Accumulated	Stockholders’
			Accumulated	Other	Equity	Non-	Total
	Number of		Earnings	Comprehensive	Attributable to	Controlling	Stockholders’
(in thousands)	Shares	Amount	(Deficit)	Loss	Holdings	Interest	Equity
Balance — January 1, 2006	—	$—	$(1)	$—	$(1)	$100	$99
Net loss	—	—	(19,249)	—	(19,249)	1,107	(18,142)

Comprehensive loss			(19,249)		(19,249)	1,107	(18,142)
Issuance of Trust shares, net of offering costs	19,500	269,816	—	—	269,816	—	269,816
Issuance of Trust shares related to Anodyne	950	13,100	—	—	13,100	—	13,100
Issuance of stock by noncontrolling interest	—	—	—	—	—	16,253	16,253
Option activity attributable to noncontrolling interest	—	—	—	—	—	274	274
Distributions paid	—	(7,955)	—	—	(7,955)	—	(7,955)

Balance — December 31, 2006	20,450	274,961	(19,250)	—	255,711	17,734	273,445
Net income	—	—	40,368	—	40,368	10,997	51,365

Comprehensive income			40,368		40,368	10,997	51,365
Issuance of Trust shares, net of offering costs	11,075	168,744	—	—	168,744	—	168,744
Distribution to noncontrolling interest (See Note N)	—	—	—	—	—	(13,987)	(13,987)
Issuance of stock by noncontrolling interest	—	—	—	—	—	7,270	7,270
Option activity attributable to noncontrolling interest	—	—	—	—	—	728	728
Redemption of noncontrolling interest	—	—	—	—	—	(875)	(875)
Distributions paid	—	—	(31,973)	—	(31,973)	—	(31,973)

Balance — December 31, 2007	31,525	443,705	(10,855)	—	432,850	21,867	454,717
Net income	—	—	78,294	—	78,294	3,493	81,787
Other comprehensive loss — cash flow hedge(1)	—	—	—	(5,242)	(5,242)	—	(5,242)

Comprehensive income			78,294	(5,242)	73,052	3,493	76,545
Transfer from noncontrolling interest (See Note N)	—	—	—	—	—	(3,900)	(3,900)
Issuance of stock by noncontrolling interest	—	—	—	—	—	—	—
-Staffmark acquisition -(See Note C)						47,899	47,899
-Fox acquisition (See Note C)						7,725	7,725
Option activity attributable to noncontrolling interest	—	—	—	—	—	2,347	2,347
Distributions paid	—	—	(41,455)	—	(41,455)	—	(41,455)

Balance — December 31, 2008	31,525	$443,705	$25,984	$(5,242)	$464,447	$79,431	$543,878

(1)	Other comprehensive loss — cash flow hedge is entirely attributable to Holdings.
See notes to consolidated financial statements.

Compass Diversified Holdings
Consolidated Statements of Cash Flows

	Year ended December 31,
(in thousands)	2008	2007	2006
Cash flows from operating activities:
Net income (loss) attributable to Holdings	$78,294	$40,368	$(19,249)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain on sale of 2008 dispositions	(73,363)	—	—
Gain on sale of 2007 disposition	—	(35,834)	—
Depreciation expense	9,276	5,010	2,494
Amortization expense	25,745	19,097	7,032
Amortization of debt issuance costs	1,969	1,224	764
Loss on debt extinguishment	—	—	8,275
Supplemental put expense	6,382	7,400	22,456
Noncontrolling interests	4,042	11,940	2,950
Noncontrolling stockholder charges and other	2,827	1,080	2,760
Deferred taxes	(8,911)	(1,295)	(2,281)
In-process research and development expense	—	—	1,120
Other	381	86	(450)
Changes in operating assets and liabilities, net of acquisition:
(Increase)/decrease in accounts receivable	29,970	(13,233)	(7,867)
(Increase)/decrease in inventories	102	(5,772)	(6,314)
(Increase)/decrease in prepaid expenses and other current assets	(3,874)	2,003	(72)
Increase/(decrease) in accounts payable and accrued expenses	(17,344)	17,578	8,945
Decrease in supplemental put obligation	(14,947)	(7,880)	—

Net cash provided by operating activities	40,549	41,772	20,563

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(167,546)	(225,112)	(356,464)
Purchases of property and equipment	(11,576)	(8,698)	(5,822)
Proceeds from 2008 dispositions	154,156	—	—
Proceeds from 2007 disposition	—	119,652	—
Changes in noncontrolling interest	2,251	—	—
Other investing activities	173	—	—

Net cash used in investing activities	(22,542)	(114,158)	(362,286)

Cash flows from financing activities:
Borrowings under Credit Agreement	90,000	311,977	85,004
Repayments under Credit Agreement	(87,532)	(246,800)	—
Proceeds from the issuance of Trust shares, net	—	168,744	284,969
Debt issuance costs	(552)	(5,776)	(11,560)
Distributions paid	(41,455)	(31,973)	(7,955)
Distributions paid — Advanced Circuits	—	(13,987)	—
Other	(273)	2,697	615

Net cash (used in) provided by financing activities	(39,812)	184,882	351,073

Foreign currency adjustment	(80)	(144)	260

Net increase/(decrease) in cash and cash equivalents	(21,885)	112,352	9,610
Cash and cash equivalents — beginning of period	119,358	7,006	100

Cash and cash equivalents — end of period	$97,473	$119,358	$9,710

Cash related to discontinued operations	$—	$3,858	$4,690

Supplemental non-cash financing and investing activity for the year ended December 31, 2008:

-	Issuance of CBS Personnel’s common stock valued at $47.9 million in connection with the acquisition of Staffmark. See Note C.

-	Acquisition of $7.0 million of Anodyne common stock in connection with the extinguishment of a promissory note due the Company by an employee of Anodyne. See Note R.

-	Capital leases totaling $0.9 million were entered into during 2008.
See notes to consolidated financial statements.

Compass Diversified Holdings
Notes to Consolidated Financial Statements
December 31, 2008
Note A — Organization and Business Operations
Compass Diversified Holdings, a Delaware statutory trust (the “Trust”), was incorporated in Delaware on November 18, 2005. Compass Group Diversified Holdings, LLC, a Delaware limited liability Company (the “Company”), was also formed on November 18, 2005. Compass Group Management LLC, a Delaware limited liability Company (“CGM” or the “Manager”), was the sole owner of 100% of the interests of the Company (as defined in the Company’s operating agreement, dated as of November 18, 2005), which were subsequently reclassified as the “Allocation Interests” pursuant to the Company’s amended and restated operating agreement, dated as of April 25, 2006 (as amended and restated, the “LLC Agreement”) (see Note R — Related Parties).
The Trust and the Company were formed to acquire and manage a group of small and middle-market businesses headquartered in the United States. In accordance with the amended and restated Trust Agreement, dated as of April 25, 2006 (the “Trust Agreement”), the Trust is sole owner of 100% of the Trust Interests (as defined in the LLC Agreement) of the Company and, pursuant to the LLC Agreement, the Company has, outstanding, the identical number of Trust Interests as the number of outstanding shares of the Trust. Compass Group Diversified Holdings, LLC, a Delaware limited liability company is the operating entity with a board of directors and other corporate governance responsibilities, similar to that of a Delaware corporation.
Note B — Summary of Significant Accounting Policies
Accounting Principles
The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP).
Basis of Presentation
The results of operations for the years ended December 31, 2008, 2007 and 2006 represent the results of operations of the Company’s acquired businesses from the date of their acquisition by the Company, and therefore are not indicative of the results to be expected for the full year. Certain prior year amounts have been reclassified to conform to the current year’s presentation.
Principles of Consolidation
The consolidated financial statements include the accounts of the Trust and the Company, as well as the businesses acquired as of their respective acquisition date. All significant intercompany accounts and transactions have been eliminated in consolidation. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), discontinued operating entities are reflected as discontinued operations in the Company’s results of operations and statements of financial position.
The acquisition of businesses that the Company owns or controls more than a 50% share of the voting interest are accounted for under the purchase method of accounting. The amount assigned to the identifiable assets acquired and the liabilities assumed is based on the estimated fair values as of the date of acquisition, with the remainder, if any, recorded as goodwill.
Discontinued Operations
On January 5, 2007, the Company sold its majority owned subsidiary, Crosman Acquisition Corporation (“Crosman”) for a total enterprise value of $143.0 million. As a result, the results of operations of Crosman for the period from its acquisition by us (May 16, 2006) through December 31, 2006 are reported as discontinued operations in accordance with SFAS 144.
On June 24, 2008, the Company sold its majority owned subsidiary, Aeroglide Corporation (“Aeroglide”), for a total enterprise value of $95.0 million. As a result, the results of operations of Aeroglide for the periods from its acquisition on February 28, 2007 through December 31, 2007, and from January 1, 2008 through the date of sale on June 24, 2008, are reported as discontinued operations in accordance with SFAS 144. In addition, Aeroglide’s assets and liabilities have been reclassified as discontinued operations on the consolidated balance sheet as of December 31, 2007.
On June 25, 2008, the Company sold its majority owned subsidiary, Silvue Technologies Group, Inc. (“Silvue”), for a total enterprise value of $95.0 million. As a result, the results of operations of Silvue for the periods from its acquisition on May

16, 2006 through December 31, 2006, from January 1, 2007 through December 31, 2007 and from January 1, 2008 through the date of sale on June 25, 2008, are reported as discontinued operations in accordance with SFAS 144. In addition, Silvue’s assets and liabilities have been reclassified as discontinued operations on the consolidated balance sheet as of December 31, 2007.
Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. It is possible that in 2009 actual conditions could be worse than anticipated when we developed our estimates and assumptions, which could materially affect our results of operations and financial position. Such changes could result in future impairment of goodwill, intangibles and long-lived assets, establishment of valuation allowances on deferred tax assets and increased tax liabilities. Actual results could differ from those estimates.
Fair Value of Financial Instruments
The carrying value of the Company’s financial instruments, including cash, accounts receivable and accounts payable approximate their fair value. Term Debt with a carrying value of $153.0 million at December 31, 2008 had a fair value of approximately $133.6 million. The fair value is based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities.
Revenue recognition
In accordance with Staff Accounting Bulletin 104, Revenue Recognition, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the sellers price to the buyer is fixed and determinable, and collection is reasonably assured. Shipping and handling costs are charged to operations when incurred and are classified as a component of cost of sales.
Advanced Circuits
Revenue is recognized upon shipment of product to the customer, net of sales returns and allowances. Appropriate reserves are established for anticipated returns and allowances based on past experience. Revenue is typically recorded at F.O.B. shipping point but for sales of certain custom products, revenue is recognized upon completion and customer acceptance.
American Furniture
Revenue is recognized upon shipment of product to the customer, net of sales returns and allowances. Appropriate reserves are established for anticipated returns and allowances based on past experience. Revenue is typically recorded at F.O.B. shipping point.
Anodyne
Revenue is recognized upon shipment of product to the customer, net of sales returns and allowances. Appropriate reserves are established for anticipated returns and allowances based on past experience. Revenue is typically recorded at F.O.B. shipping point.
CBS Personnel
Revenue from temporary staffing services is recognized at the time services are provided by the Company employees and is reported based on gross billings to customers. Revenue from employee leasing services is recorded at the time services are provided and is reported on a net basis (gross billings to clients less worksite employee salaries and payroll-related taxes). Revenue is recognized for permanent placement services at the employee start date. Permanent placement services are fully guaranteed to the satisfaction of the customer for a specified period.
Fox
Revenue is recognized upon shipment of product to the customer, net of sales returns and allowances. Appropriate reserves are established for anticipated returns and allowances based on past experience. Revenue is typically recorded at F.O.B. shipping point.
HALO
Revenue is recognized when an arrangement exists, the promotional or premium products have been shipped, fees are fixed and determinable, and the collection of the resulting receivables is probable. Over 90% of HALO’s sales are drop-shipped.
Cash equivalents
The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Allowance for doubtful accounts
The Company uses estimates to determine the amount of the allowance for doubtful accounts in order to reduce accounts receivable to their net realizable value. The Company estimates the amount of the required allowance by reviewing the status of past-due receivables and analyzing historical bad debt trends. When the Company becomes aware of circumstances that may impair a specific customer’s ability to meet its financial obligations subsequent to the original sale, the Company will record an allowance against amounts due, and thereby reduce the net receivable to the amount it reasonably believes will be collectible. Accounts receivable balances are not collateralized.
Inventories
Inventories consist of manufactured goods and purchased goods acquired for resale. Manufactured inventory costs include raw materials, direct and indirect labor and factory overhead. Inventories are stated at lower of cost or market and are determined using the first-in, first-out method.
Property, plant and equipment
Property, plant and equipment is recorded at cost. The cost of major additions or betterments is capitalized, while maintenance and repairs that do not improve or extend the useful lives of the related assets are expensed as incurred.
Depreciation is provided principally on the straight-line method over estimated useful lives. Leasehold improvements are amortized over the life of the lease or the life of the improvement, whichever is shorter.
The useful lives are as follows:

Machinery, equipment and software	2 to 10 years
Office furniture and equipment	3 to 7 years
Leasehold improvements	Shorter of useful life or lease term
Property, plant and equipment and other long-lived assets, that have useful lives, are evaluated for impairment when events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Upon the occurrence of a triggering event, the asset is reviewed to assess whether the estimated undiscounted cash flows expected from the use of the asset plus residual value from the ultimate disposal exceeds the carrying value of the asset. If the carrying value exceeds the estimated recoverable amounts, the asset is written down to the estimated discounted present value of the expected future cash flows from using the asset.
Goodwill and intangible assets
Goodwill represents the difference between purchase cost and the fair value of net assets acquired in business acquisitions. Indefinite lived intangible assets, representing trademarks and trade names, are not amortized until their useful life is determined to no longer be indefinite. Goodwill and indefinite lived intangible assets are tested for impairment at least annually as of April 30th of each year, unless circumstances otherwise dictate, by comparing the fair value of each reporting unit to its carrying value. Fair value is determined using a discounted cash flow methodology and includes management’s assumptions on revenue, growth rates, operating margins, appropriate discount rates and expected capital expenditures. Impairments, if any, are charged directly to earnings. Intangible assets with a useful life include customer relations, technology and licensing agreements that are subject to amortization, and are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be fully recoverable.
Deferred debt issuance costs
Deferred debt issuance costs represent the costs associated with the issuance of debt instruments and are amortized over the life of the related debt instrument.
Workers’ compensation liability
Workers’ compensation liability represents estimated costs of self insurance associated with workers’ compensation at the Company’s subsidiary CBS Personnel. The reserves for workers’ compensation are based upon actuarial assumptions of individual case estimates and incurred but not reported (“IBNR”) losses. At December 31, 2008 and 2007, the current portion of these reserves is included as a component of current workers’ compensation liability and the non-current portion is included as a component of workers’ compensation liability on the consolidated balance sheets.
Warranties
The Company estimates its exposure to warranty claims based on both current and historical product sales data and warranty costs incurred. The majority of Fox’s products carry one- to two-year warranties. The Company assesses the adequacy of its recorded warranty liability quarterly and adjusts the amount as necessary. The warranty liability was $1.4 million at December 31, 2008 and is included in accrued expenses in the accompanying consolidated balance sheet. The Company accrued for $2.1 million of warranty liability and paid $1.5 million in warranty claims, during the year ended December 31, 2008.
Supplemental put
As distinct from its role as Manager of the Company, CGM is also the owner of 100% of the Allocation Interests in the Company. Concurrent with the IPO, CGM and the Company entered into a Supplemental Put Agreement, which may require the Company to acquire these Allocation Interests upon termination of the Management Services Agreement. Essentially, the put right granted to CGM requires the Company to acquire CGM’s Allocation Interests in the Company at a price based on a percentage of the increase in estimated fair value in the Company’s businesses over its basis in those businesses. Each fiscal quarter the Company estimates the fair value of its businesses for the purpose of determining its potential liability associated with the Supplemental Put Agreement. Any change in the potential liability is accrued currently as a non-cash adjustment to earnings. For the years ended December 31, 2008, 2007 and 2006, the Company recognized approximately $6.4 million, $7.4 million and $22.5 million, respectively, in expense related to the Supplemental Put Agreement. Upon the sale of any of the majority owned subsidiaries, the Company will be obligated to pay CGM the amount of the accrued supplemental put liability allocated to the sold subsidiary.
Derivatives and Hedging
The Company utilizes an interest rate swap (derivative) to manage risks related to interest rates on the last $140.0 million of its Term Loan Facility. The Company has elected hedge accounting treatment to account for its interest rate swap. The Company has designated the interest rate swap as a cash flow hedge and as a result unrealized changes in fair value of the hedge are reflected in comprehensive income.
At December 31, 2008, derivative liabilities were $5.2 million and represented the mark-to-market unrealized loss on the interest rate swaps.
On February 18, 2009, the Company terminated a portion of its Swap in connection with the repayment of $75.0 million of the Term Loan Facility. In connection with the termination, the Company reclassified $2.6 million from accumulated other comprehensive loss into earnings. Refer to Note S for additional information.
Noncontrolling interest
Noncontrolling interest represents the portion of a majority-owned subsidiary’s net income that is owned by noncontrolling (minority) shareholders.
In January 2009, the Company adopted SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 requires reporting entities to present noncontrolling (minority) interests as equity (as opposed to as a liability or mezzanine equity) and provides guidance on the accounting for transactions between an entity and noncontrolling interests. The adoption of SFAS 160 resulted in the presentation of noncontrolling interest as a component of equity on the Consolidated Balance Sheets and income attributable to noncontrolling interest on the Consolidated Statements of Operations.
Income taxes
Deferred income taxes are calculated under the liability method. Deferred income taxes are provided for the differences between the basis of assets and liabilities for financial reporting and income tax purposes at the enacted tax rates. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.
The effective tax rate differs from the statutory rate of 35%, principally due to the pass through effect of passing the expenses of Compass Group Diversified Holdings, LLC onto the shareholders of the Trust, and for state and foreign taxes.
Earnings per share
Basic and diluted income per share are computed on a weighted average basis. The weighted average number of Trust shares outstanding for fiscal 2006 was computed based on 100 shares of Allocation Interests outstanding for the period from January 1, 2006 through December 31, 2006, 19,500,000 Trust shares, for the period from May 16, 2006 through December 31, 2006 and 950,000 additional Trust shares (issued in connection with the acquisition of Anodyne) for the period from August 1, 2006 through December 31, 2006.
The weighted average number of Trust shares outstanding for fiscal 2007 was computed based on 20,450,000 shares outstanding for the period from January 1, 2007 through December 31, 2007 and 9,875,000 additional shares outstanding issued in connection with the Company’s secondary offering for the period from May 8, 2007 through December 31, 2007, and 1,200,000 shares outstanding issued in connection with the over-allotment for the period from May 20, 2007 through

December 31, 2007. The Company did not have any option plan or other potentially dilutive securities outstanding at December 31, 2007.
The weighted average number of Trust shares outstanding for fiscal 2008 was computed based on 31,525,000 shares outstanding for the entire fiscal year. The Company did not have any option plan or other potentially dilutive securities outstanding at December 31, 2008.
Advertising costs
Advertising costs are expensed as incurred and included in selling, general and administrative expense in the consolidated statements of operations. Advertising costs were $5.5 million, $4.0 million and $2.4 million during the years ended December 31, 2008, 2007 and 2006, respectively.
Research and Development
Research and development costs are expensed as incurred and included in selling, general and administrative expense in the consolidated statements of operations. The Company incurred research and development expense of $3.5 million, $0.9 million and $0.7 million during the years ended December 31, 2008, 2007 and 2006, respectively.
Loss on debt extinguishment
Loss on debt extinguishment for the year ended December 31, 2006 consisted of approximately $2.6 million incurred in prepayment fees and $5.7 million in unamortized debt issuance costs expensed in connection with terminating the Initial Financing Agreement on November 21, 2006 (see Note K - Debt).
Employee retirement plans
The Company and many of its subsidiaries sponsor defined contribution retirement plans, such as 401(k) or profit sharing plans. Employee contributions to the plan are subject to regulatory limitations and the specific plan provisions. The Company and its subsidiaries may match these contributions up to levels specified in the plans and may make additional discretionary contributions as determined by management. The total employer contributions to these plans were $2.1 million, $1.3 million and $0.6 million for the years ended December 31, 2008, 2007 and 2006, respectively.
Recent accounting pronouncements
In December 2007, the FASB issued SFAS No. 141R, “Business Combinations” or SFAS 141R. SFAS 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statement to evaluate the nature and financial effects of the business combination. SFAS 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. Accordingly, any business combinations the Company engaged in during 2008 were recorded and disclosed following existing GAAP. This Statement will have an impact on future acquisitions that the Company makes in fiscal 2009. The Company expects SFAS No. 141R will have an impact on the consolidated financial statements when effective, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions the Company consummates after the effective date.
In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements—an amendment of ARB No. 51”, or (“SFAS 160”), which the Company adopted on January 1, 2009. SFAS 160 will significantly change the accounting and reporting related to a non-controlling interest in a subsidiary. Specifically, this statement requires the recognition of a non-controlling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the non-controlling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the non-controlling equity investment on the deconsolidation. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its non-controlling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. After adoption, non-controlling interests will be classified as shareholders’ equity, a change from its current classification between liabilities and shareholders’ equity. Earnings attributable to noncontrolling interests will be included in net income, although such earnings will continue to be deducted to measure earnings per share. Purchases and sales of noncontrolling interests will be reported in equity. The Company adopted SFAS 160 effective January 1, 2009, and has adjusted its financial statements as follows:

•	noncontrolling interest of $79.4 million, $21.9 million and $17.7 million have been reclassified from the mezzanine section of the Consolidated Balance Sheets to the equity section of the Consolidated Balance Sheets as of December 31, 2008, December 31, 2007 and December 31, 2006, respectively;

•	consolidated net income (loss) for comparative periods presented has been adjusted to include net income attributable to the noncontrolling interest;

•	consolidated comprehensive income (loss) has been adjusted for comparative periods to include the comprehensive income (loss) attributable to the noncontrolling interest; and

•	net income (loss) and comprehensive income (loss) attributable to Holdings and to the noncontrolling interest are presented separately and earnings per share is based on income (loss) attributable to Holdings’ common stockholders.
In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (“SFAS 161”). This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, results of operations and cash flows. SFAS 161 applies to all derivative instruments within the scope of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) as well as related hedged items, bifurcated derivatives, and non-derivative instruments that are designated and qualify as hedging instruments. Entities with instruments subject to SFAS 161 must provide more robust qualitative disclosures and expanded quantitative disclosures. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application permitted. The adoption of this standard will not have a material impact on the notes to the consolidated financial statements.
On April 25, 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets.” This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141 (Revised 2007), “Business Combinations,” and other U.S. GAAP. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The adoption of this FSP may impact the useful lives the Company assigns to intangible assets that are acquired through future business combinations.
On October 10, 2008, the FASB staff issued Staff Position (FSP) No. SFAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active”, or (“FSP 157-3”), which amends SFAS No. 157 by incorporating an example to illustrate key considerations in determining the fair value of a financial asset in an inactive market. FSP 157-3 was effective on October 10, 2008. The Company has adopted provisions of SFAS No. 157 and incorporated the considerations of this FSP in determining the fair value of its financial assets. FSP 157-3 did not have a material impact on the Company’s consolidated financial statements.
Note C — Acquisition of Businesses
From January 1, 2007 through December 31, 2008, the Company completed five acquisitions as follows:

February 28, 2007	August 31, 2007	January 4, 2008	January 21, 2008
Aeroglide(1)	American Furniture	FOX	Staffmark(2)
HALO

(1)	Aeroglide was subsequently disposed of on June 24, 2008.

(2)	Staffmark was acquired by the CBS Personnel business segment.
Allocation of Purchase Price
The acquisition of controlling interests in each of the Company’s businesses has been accounted for under the purchase method of accounting. The preliminary purchase price allocation was based on estimates of the fair value of the assets acquired and liabilities assumed. The fair values assigned to the acquired assets were developed from information supplied by management and valuations supplied by independent appraisal experts. The results of operations of each of the Company’s acquisitions are included in the consolidated financial statements from the date of acquisition. In accordance with SFAS No. 141, a deferred tax liability aggregating $25.3 million and $24.6 million, was recorded to reflect the net increase in the financial accounting basis of the assets acquired over their related income tax basis in 2008 and 2007, respectively. Initial purchase price allocations may be adjusted within one year of the purchase date for changes in estimates of the fair value of assets acquired and liabilities assumed.
2007 Acquisitions
As part of the acquisitions of the HALO, Aeroglide and American Furniture businesses in 2007 the Company allocated approximately $102.0 million of the purchase prices to goodwill. The Company also allocated $70.1 million to customer relations in accordance with EITF 02-17, “Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination.” The Company will amortize the amount allocated to customer relationships over useful lives ranging from 10 to 15 years. In addition, the Company allocated approximately $2.0 million of the purchase prices in 2007 to technology with an estimated useful life of 13 years and $6.1 million to non-compete agreements and backlog with estimated useful lives ranging from less than one year to 3 years. Intangible assets recorded include the value assigned to trade names of $14.8 million, which is not subject to amortization.
2008 Acquisitions
Fox Factory
On January 4, 2008, Fox Factory Holding Corp., a subsidiary of the Company, entered into an agreement with Fox Factory, Inc. (“Fox”) and Robert C. Fox, Jr., the sole shareholder of Fox, to purchase all of the issued and outstanding capital stock of Fox. The Company made loans to and purchased a controlling interest in Fox for approximately $80.4 million, representing approximately 75.5% of the outstanding common stock on a primary basis and 69.8% on a fully diluted basis. Fox management invested in the transaction alongside CODI resulting in an initial noncontrolling ownership of approximately 24.0%.
Headquartered in Watsonville, California, Fox is a designer, manufacturer and marketer of high end suspension products for mountain bikes, all-terrain vehicles, snowmobiles and other off-road vehicles. Fox acts both as a tier one supplier to leading action sport original equipment manufacturers and provides after-market products to retailers and distributors.
In connection with the allocation of the purchase price and intangible asset valuation, goodwill of $31.3 million and intangible assets subject to amortization of $44.2 million were recorded. The intangible assets recorded include $11.7 million of customer relationships with useful lives ranging from 8 to 12 years and $32.5 million of technology with an estimated useful life of 8 years. In addition, intangible assets recorded include the value assigned to trademarks of $13.3 million which is not subject to amortization. The Company does not expect the goodwill will be deductible for tax purposes. Fox’s results of operations are reported as a separate business segment and are included in the Company’s consolidated results of operations from the date of acquisition.
The Company’s Manager acted as an advisor to the Company in the transaction and received fees and expense payments totaling approximately $0.8 million.
Staffmark
On January 21, 2008, the Company’s majority-owned subsidiary, CBS Personnel, acquired Staffmark Investment LLC (“Staffmark”), a privately held personnel services provider. Staffmark is a leading provider of commercial staffing services in the United States. Staffmark provides staffing services in more than 30 states through more than 200 branches and on-site locations. The majority of Staffmark’s revenues are derived from light industrial staffing, with the balance of revenues derived from administrative and transportation staffing, permanent placement services and managed solutions. Similar to CBS Personnel, Staffmark is one of the largest privately held staffing companies in the United States. Under the terms of the purchase agreement, CBS Personnel purchased all of the outstanding equity interests of Staffmark for a total purchase price of approximately $128.6 million, exclusive of transaction fees and closing costs of $5.2 million. Staffmark has become a wholly-owned subsidiary of CBS Personnel and Staffmark’s results of operations are included in the CBS Personnel business segment from the date of acquisition.
The aggregate purchase price consisted of cash and 1,929,089 shares of CBS Personnel common stock, valued at approximately $47.9 million. The fair value of the CBS Personnel stock issued and transferred to Staffmark as partial consideration in the acquisition was determined based on an analysis of financial and market data of publicly traded companies deemed comparable to CBS Personnel, together with relevant multiples of recent merged, sold or acquired companies comparable to CBS Personnel.

The acquisition agreement pursuant to which CBS Personnel issued cash and 1,929,089 shares of CBS Personnel common stock (the “Staffmark stock”) in exchange for all of the membership units of Staffmark, gave the holders of Staffmark’s membership units a non-transferable right (“put right”), to direct the Company, on or after January 21, 2011, to either: (i) promptly initiate such commercially reasonable actions that would result in a sale of CBS Personnel or (ii) offer to purchase the Staffmark stock at its then fair market value, if such right was not otherwise extinguished pursuant to the terms of the acquisition agreement. The put right is extinguishable at any time if either a public offering of the shares of CBS Personnel or sale of CBS Personnel has occurred.
In connection with the allocation of the purchase price and intangible asset valuation, goodwill of $78.9 million and intangible assets subject to amortization of $50.1 million were recorded. The intangible assets recorded include $24.5 million of customer relationships with an estimated useful life of 12 years, $24.5 million of trademarks with an estimated useful life of 15 years and $1.1 million of licensing agreements with an estimated useful life of 3 years. The Company expects $58.4 million of goodwill will be deductible for tax purposes.
The Company’s ownership percentage of CBS Personnel is 66.4% on a primary basis and 62.4% on a fully diluted basis subsequent to the Staffmark acquisition.
The Company’s Manager acted as an advisor to CBS Personnel in the transaction and received fees and expense payments totaling approximately $1.2 million.
The estimated fair value of assets acquired and liabilities assumed that were accounted for as a business combination relating to the acquisitions of the Company’s businesses in 2008 and 2007 are summarized below:
2008 Acquisitions

(in thousands)	FOX	Staffmark (2)	Total
Assets:
Current assets(1)	$28,786	$74,670	$103,456
Property, plant and equipment, net	5,552	3,545	9,097
Intangible assets, net	57,500	50,055	107,555
Goodwill	31,303	78,947	110,250
Other assets	1,360	5,376	6,736

Total assets	$124,501	$212,593	$337,094

Liabilities:
Current liabilities	$13,337	$37,396	$50,733
Other liabilities	78,963	41,386	120,349
Noncontrolling interest	7,725	—	7,725

Total liabilities and noncontrolling interest	$100,025	$78,782	$178,807

Costs of net assets acquired	$24,476	$133,811	$158,287
Loans to businesses	55,907	—	55,907

	$80,383	$133,811	$214,194

(1)	Includes approximately $9.0 million in cash.

(2)	Staffmark was acquired by the CBS Personnel operating segment.

2007 Acquisitions

(in thousands)	Aeroglide (2)	HALO	AFM	Total
Assets:
Current assets(1)	$15,517	$25,468	$35,898	$76,883
Property, plant and equipment, net	7,003	1,877	5,174	14,054
Intangible assets, net	22,250	35,270	33,480	91,000
Goodwill	29,239	32,120	40,598	101,957
Other assets	903	1,050	1,652	3,605

Total assets	$74,912	$95,785	$116,802	$287,499

Liabilities:
Current liabilities	$14,327	$16,377	$7,378	$38,082
Other liabilities	39,000	55,908	80,674	175,582
Noncontrolling interest	2,350	2,750	1,750	6,850

Total liabilities and noncontrolling interest	$55,677	$75,035	$89,802	$220,514

Costs of net assets acquired	$19,235	$20,750	$27,000	$66,985
Loans to businesses	39,000	41,576	69,969	150,545

	$58,235	$62,326	$96,969	$217,530

(1)	Includes approximately $1.7 million in cash.

(2)	See Note D.
Unaudited Pro-forma Information
The following unaudited pro-forma data for the years ended December 31, 2008 and 2007 gives effect to the 2008 Acquisitions as described above, as if the acquisitions had been completed as of January 1, 2007. The pro forma data gives effect to actual operating results and adjustments to interest expense, depreciation and amortization expense and noncontrolling interests in the acquired businesses. The information is provided for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the transactions had been consummated on the date indicated, nor is it necessarily indicative of future operating results of the consolidated companies, and should not be construed as representative of these results for any future period.
Year ended December 31, 2008

(in thousands, except per share data)	Total
Net sales	$1,569,545
Income from continuing operations before income taxes	9,592
Net income attributable to Holdings	77,849

Basic and fully diluted income per share	$2.47
Year ended December 31, 2007

(in thousands, except per share data)	Total
Net sales	$1,530,781
Income from continuing operations before income taxes	9,244
Net income attributable to Holdings	34,716

Basic and fully diluted income per share	$1.26
In addition to the acquisitions reflected above, the Company’s subsidiaries, Anodyne and HALO, acquired two add-on businesses during 2007 for a total purchase price aggregating approximately $8.1 million. Goodwill totaling approximately $4.3 million was initially recorded in connection with these transactions. In 2008, the Company’s HALO subsidiary acquired three add-on businesses for a total purchase price aggregating approximately $10.3 million. Goodwill of $6.8 million was initially recorded in connection with these acquisitions. In addition to goodwill, HALO recorded $2.7 million related to customer relationships with an estimated useful life of 15 years and $0.2 million of non-compete agreements with an estimated useful life of 3 years.
Note D — Discontinued Operations
2007 Disposition
On January 5, 2007, the Company sold its majority owned subsidiary, Crosman Acquisition Corporation (“Crosman”), for a total enterprise value of $143.0 million. The Company’s share of the net proceeds, after accounting for the redemption of Crosman’s noncontrolling holders and the payment of CGM’s profit allocation, was approximately $110.0 million. The Company recognized a gain on the sale in the first quarter of fiscal 2007 of approximately $36.0 million, or $1.77 per share.
The components of discontinued operations of the Crosman business segment for the period from May 16, 2006 to December 31, 2006, are as follows (in thousands):

Crosman
For the Year
Ended December 31, 2006
Net sales	$72,316

Operating income	13,277
Other income	182
Provision for income taxes	3,367
Noncontrolling interest	1,705

Income from discontinued operations(1)	$8,387

(1)	The results above exclude $3.2 million of intercompany interest expense.
2008 Dispositions
On June 24, 2008, the Company sold its majority owned subsidiary, Aeroglide Corporation (“Aeroglide”), for a total enterprise value of $95.0 million. The Company’s share of the net proceeds, after accounting for (i) redemption of Aeroglide’s noncontrolling holders; (ii) payment of transaction expenses; and (iii) CGM’s profit allocation; totaled $78.3 million. The Company recognized a gain on the sale of $34.0 million, or $1.08 per share.
On June 25, 2008, the Company sold its majority owned subsidiary, Silvue Technologies Group, Inc. (“Silvue”), for a total enterprise value of $95.0 million. The Company’s share of the net proceeds, after accounting for (i) redemption of Silvue’s noncontrolling holders; (ii) payment of transaction expenses; and (iii) CGM’s profit allocation; totaled $63.6 million. The Company recognized a gain on the sale of $39.4 million, or $1.25 per share.
Approximately $65 million of the Company’s net proceeds from the 2008 dispositions were used to repay amounts outstanding under the Company’s Revolving Credit Facility. The remaining net proceeds from the 2008 dispositions were invested in short term investment-grade securities as of December 31, 2008.
Summarized operating results for the 2008 dispositions through the dates of the respective sales were as follows (in thousands):

	Aeroglide
	For the Period
	January 1, 2008	For the Year
	through Disposition	Ended December 31, 2007
Net sales	$34,294	$53,591

Operating income	5,041	2,488
Other expense	(11)	(17)
Provision (benefit) for income taxes	1,274	(323)
Noncontrolling interest	239	156

Income from discontinued operations (1)	$3,517	$2,638

(1)	The results above for the period from January 1, 2008 through disposition exclude $1.6 million of intercompany interest expense. The results for the year ended December 31, 2007 exclude $3.3 million of intercompany interest expense.

	Silvue
	For the Period
	January 1, 2008	For the Year	For the Year
	through Disposition	Ended December 31, 2007	Ended December 31, 2006
Net sales	$11,465	$22,521	$15,700

Operating income	2,416	5,536	2,962
Other expense	(83)	(61)	(18)
Provision for income taxes	933	1,846	1,362
Noncontrolling interest	310	787	138

Income from discontinued operations(1)	$1,090	$2,842	$1,444

(1)	The results above for the period from January 1, 2008 through disposition exclude $0.6 million of intercompany interest expense. The results for the year ended December 31, 2007 exclude $1.5 million of intercompany interest expense.
The following table presents summary balance sheet information for the 2008 dispositions as of December 31, 2007 (in thousands):

	December 31, 2007
	Aeroglide	Silvue	Total
Assets:
Cash	$1,901	$1,957	$3,858
Accounts receivable, net	10,496	2,829	13,325
Inventory	2,156	691	2,847
Earnings in excess of billings	4,244	—	4,244
Other current assets	432	737	1,169

Current assets of discontinued operations	$19,229	$6,214	$25,443

Property, plant and equipment, net	6,625	1,681	8,306
Goodwill	29,863	18,461	48,324
Intangible assets, net	17,512	23,408	40,920
Other non-current assets	873	544	1,417

Non-current assets of discontinued operations	$54,873	$44,094	$98,967

Liabilities:
Accounts payable	5,454	650	6,104
Accrued expenses	4,377	4,032	8,409
Deferred revenue	10,756	—	10,756
Revolving credit facility	—	2,814	2,814

Current liabilities of discontinued operations	$20,587	$7,496	$28,083

Deferred income taxes	377	9,375	9,752
Noncontrolling interest	2,507	3,352	5,859
Other non-current liabilities	—	188	188

Non-current liabilities of discontinued operations	$2,884	$12,915	$15,799

Note E — Business Segment Data
At December 31, 2008, the Company had six reportable business segments. Each business segment represents an acquisition (Staffmark is included in the CBS Personnel business segment). The Company’s reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies.
A description of each of the reportable segments and the types of products and services from which each segment derives its revenues is as follows:
•	Compass AC Holdings, Inc. (“ACI” or “Advanced Circuits”), an electronic components manufacturing company, is a provider of prototype and quick-turn printed circuit boards. ACI manufactures and delivers custom printed circuit boards to customers mainly in North America. ACI is headquartered in Aurora, Colorado.

•	American Furniture Manufacturing, Inc. (“AFM” or “American Furniture”) is a leading domestic manufacturer of upholstered furniture for the promotional segment of the marketplace. AFM offers a broad product line of stationary and motion furniture, including sofas, loveseats, sectionals, recliners and complementary products, sold primarily at retail price points ranging between $199 and $699. AFM is a low-cost manufacturer and is able to ship any product in its line within 48 hours of receiving an order. AFM is headquartered in Ecru, Mississippi and its products are sold in the United States.

•	Anodyne Medical Device, Inc. (“Anodyne”), a medical support surfaces company, is a manufacturer of patient positioning devices primarily used for the prevention and treatment of pressure wounds experienced by patients with limited or no mobility. Anodyne is headquartered in Florida and its products are sold primarily in North America.

•	CBS Personnel Holdings, Inc. (“CBS” or “CBS Personnel”), a human resources outsourcing firm, is a provider of temporary staffing services in the United States. CBS Personnel serves approximately 6,500 corporate and small business clients. CBS Personnel also offers employee leasing services, permanent staffing and temporary-to-permanent placement services.

•	Fox Factory, Inc. (“Fox”) is a designer, manufacturer and marketer of high end suspension products for mountain bikes, all-terrain vehicles, snowmobiles and other off-road vehicles. Fox acts as both a tier one supplier to leading action sport original equipment manufacturers and provides after-market products to retailers and distributors. Fox is headquartered in Watsonville, California and its products are primarily sold in North America.

•	HALO Branded Solutions, Inc. (“HALO”), operating under the brand names of HALO and Lee Wayne, serves as a one-stop shop for over 40,000 customers providing design, sourcing, management and fulfillment services across all categories of its customer promotional product needs. HALO has established itself as a leader in the promotional products and marketing industry through its focus on service through its approximately 1,000 account executives.
The tabular information that follows shows data of reportable segments reconciled to amounts reflected in the consolidated financial statements. The operations of each of the businesses are included in consolidated operating results as of their date of acquisition. Revenues from geographic locations outside the United States were not material for each reportable segment, except Fox, in each of the years presented below. Fox recorded net sales to locations outside the United States of $92.5 million and $70.5 million for the years ended December 31, 2008 and 2007, respectively. There were no significant inter-segment transactions.
Segment profit is determined based on internal performance measures used by the Chief Executive Officer to assess the performance of each business. Segment profit excludes acquisition related amounts and charges not pushed down to the segments and are reflected in Corporate and other.
A disaggregation of the Company’s consolidated revenue and other financial data for the years ended December 31, 2008, 2007 and 2006 is presented below (in thousands):
Net sales of business segments

	Year Ended December 31,
	2008	2007	2006
ACI	$55,449	$52,292	$30,581
American Furniture	130,949	46,981	—
Anodyne	54,199	44,189	12,171
CBS Personnel	1,006,345	569,880	352,421
Fox	131,734	—	—
Halo	159,797	128,449	—

Total	1,538,473	841,791	395,173

Reconciliation of segment revenues to consolidated revenues:

Corporate and other	—	—	—

Total consolidated revenues	$1,538,473	$841,791	$395,173

Profit of business segments (1)

	Year Ended December 31,
	2008	2007	2006
ACI	$17,665	$17,078	$7,483
American Furniture	5,123	2,702	—
Anodyne	4,228	2,936	(557)
CBS Personnel	16,768	22,542	17,079
Fox	10,707	—	—
Halo	5,289	7,006	—

Total	59,780	52,264	24,005
Reconciliation of segment profit to consolidated income (loss) from continuing operations before income taxes

Interest expense, net	(16,451)	(4,474)	(5,253)
Loss on debt extinguishment	—	—	(8,275)
Other income (expense)	894	(26)	489
Corporate and other (2)	(33,880)	(28,545)	(35,003)

Total consolidated income (loss) from continuing operations before income taxes	$10,343	$19,219	$(24,037)

(1)	Segment profit represents operating income (loss).

(2)	Corporate and other consists of charges at the corporate level and purchase accounting adjustments not pushed down to the segment.
Accounts receivable and allowances

	Accounts	Accounts
	Receivable	Receivable
	December 31, 2008	December 31, 2007
ACI	$3,131	$2,913
American Furniture	11,149	10,965
Anodyne	6,919	8,687
CBS Personnel	108,101	62,537
Fox	10,201	—
Halo	29,358	29,820

Total	168,859	114,922
Reconciliation of segment to consolidated totals:

Corporate and other	—	—

Total	168,859	114,922

Allowance for doubtful accounts	(4,824)	(3,204)

Total consolidated net accounts receivable	$164,035	$111,718

					Depreciation and
					Amortization Expense
			Identifiable	Identifiable	for the Year
	Goodwill	Goodwill	Assets	Assets	Ended December 31,
	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008(3)	Dec. 31, 2007(3)	2008	2007	2006
Goodwill and identifiable assets of business segments
ACI	$50,659	$50,659	$20,309	$22,608	$3,741	$3,588	$2,040
American Furniture	41,435	41,471	67,752	71,110	3,704	1,160	—
Anodyne	22,747	19,555	23,784	25,713	2,740	2,338	763
CBS Personnel	139,715	60,768	84,947	24,808	8,214	2,316	1,372
Fox	31,372	—	83,246	—	6,716	—	—
Halo	40,184	33,381	46,291	41,645	3,157	2,280	—

Total	326,112	205,834	326,329	185,884	28,272	11,682	4,175
Reconciliation of segment to consolidated total:
Corporate and other identifiable assets	—	—	154,877	187,173	4,857	4,806	2,988
Identifiable assets of disc. ops.	—	—	—	124,410	—	—
Amortization of debt issuance costs	—	—	—	—	1,969	1,232	779
Goodwill carried at Corporate level (4)	12,983	12,983	—	—	—	—	—

Total	$339,095	$218,817	$481,206	$497,467	$35,098	$17,720	$7,942

(3)	Not including accounts receivable scheduled above.

(4)	Represents goodwill resulting from purchase accounting adjustments not “pushed down” to the respective segment. Goodwill is allocated back to the respective segment for purposes of impairment testing.
Note F — Inventories
Inventories are stated at the lower of cost or markets, determined on the first-in, first-out method. Cost includes raw materials, direct labor and manufacturing overhead. Market value is based on current replacement cost for raw materials and supplies and on net realizable value for finished goods. Inventory is comprised of the following (in thousands):

	December 31,	December 31,
	2008	2007
Raw materials and supplies	$34,405	$20,899
Finished goods	17,571	15,062
Less: obsolescence reserve	(1,067)	(469)

Total	$50,909	$35,492

Note G — Property, Plant and Equipment
Property, plant and equipment is comprised of the following (in thousands):

	December 31,	December 31,
	2008	2007
Machinery, equipment and software	$26,024	$12,062
Office furniture and equipment	10,501	8,564
Leasehold improvements	6,030	4,436

	42,555	25,062
Less: accumulated depreciation	(11,792)	(4,625)

Total	$30,763	$20,437

Depreciation expense was approximately $8.5 million, $3.8 million and $1.3 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Note H — Commitments and Contingencies
Leases
The Company leases office facilities, computer equipment and software under operating arrangements. The future minimum rental commitments at December 31, 2008 under operating leases having an initial or remaining non-cancelable term of one year or more are as follows (in thousands):

2009	$13,503
2010	10,828
2011	7,212
2012	5,514
2013	4,182
Thereafter	11,962

$53,201

The Company’s rent expense for the fiscal years ended December 31, 2008, 2007 and 2006 totaled $16.5 million, $8.3 million and $4.1 million, respectively.
Legal Proceedings
In the normal course of business, the Company and its subsidiaries are involved in various claims and legal proceedings. While the ultimate resolution of these matters has yet to be determined, the Company does not believe that their outcome will have a material adverse effect on the Company’s consolidated financial position or results of operations.
Note I — Goodwill and Other Intangible Assets
A reconciliation of the change in the carrying value of goodwill for the periods ended December 31, 2008 and 2007 are as follows (in thousands):

Balance at January 1, 2007	$140,690
Acquisition of businesses	76,387
Adjustment to purchase accounting	1,740

Balance at December 31, 2007	218,817
Acquisition of businesses	117,031
Acquired goodwill in connection with Anodyne CEO promissory note (See Note R)	3,191
Adjustment to purchase accounting	56

Balance at December 31, 2008	$339,095

Approximately $148.2 million of goodwill is deductible for income tax purposes at December 31, 2008.
Other intangible assets subject to amortization are comprised of the following at December 31, 2008 and 2007 (in thousands):

			Weighted
	December 31,		Average
	2008	2007	Useful Lives
Customer relationships	$187,669	$148,216	12
Technology	37,959	4,851	8
Trade names, subject to amortization	24,500	—	12
Licensing and non-compete agreements	4,416	161	3
Distributor relations and backlog	1,380	4,330	4

	255,924	157,558
Accumulated amortization customer relations	(32,287)	(15,573)
Accumulated amortization technology	(6,388)	(806)
Accumulated amortization trade names, subject to amortization	(1,531)	—
Accumulated amortization licensing agreements and anti-piracy covenants	(2,369)	(808)
Accumulated amortization distributor relations and backlog	(630)	(463)

Total accumulated amortization	(43,205)	(17,650)
Trade names, not subject to amortization (1)	36,770	23,470

Total	$249,489	$163,378

(1)	On February 27, 2009, CBS Personnel rebranded its businesses under the Staffmark brand. In connection with this rebrand, the CBS tradename of $10.6 million, which is reflected as an indefinite lived intangible asset at December 31, 2008, will be adjusted to its estimated fair value and converted to a finite lived asset, subject to amortization, during the first quarter of 2009.
Estimated charges to amortization expense of intangible assets over the next five years, is as follows, (in thousands):

2009	$24,904
2010	23,808
2011	23,131
2012	23,101
2013	22,822

$117,766

The Company’s amortization expense of intangible assets for the fiscal years ended December 31, 2008, 2007 and 2006 totaled $24.6 million, $12.7 million and $5.8 million, respectively.
Given significant changes in the business climate in the fourth quarter of 2008, the Company retested goodwill for impairment at two of its reporting units, CBS Personnel and American Furniture, at December 31, 2008. In performing this test, the Company revised its estimated future cash flows, as appropriate, to reflect current market conditions within these industries. In each case, no impairment was indicated at this time. If market conditions continue to deteriorate in the markets that CBS Personnel and American Furniture operate, it is likely that the Company will be required to retest goodwill and indefinite lived intangibles, which may result in write downs to fair value.
Note J — Fair Value Measurement
The Company adopted SFAS No. 157, “Fair Value Measurements,” (“SFAS 157”), as of January 1, 2008, with the exception of the application of the statement to non-recurring non-financial assets and non-financial liabilities. Non-recurring non-financial assets and non-financial liabilities for which the Company has not applied the provisions of SFAS 157 include those measured at fair value in the Company’s annual goodwill impairment testing, indefinite lived intangible assets measured at fair value for impairment testing, asset retirement obligations initially measured at fair value, and those initially measured at fair value in a business combination.

Valuation Hierarchy
SFAS 157 establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.
The following table provides the assets and liabilities carried at fair value measured on a recurring basis as of December 31, 2008 (in thousands):

	Fair Value Measurements at December 31, 2008
			Significant
		Quoted	other	Significant
		prices in	observable	unobservable
	Carrying	active markets	inputs	inputs
	Value	(Level 1)	(Level 2)	(Level 3)
Derivative liability — interest rate swap	$5,242	$—	$5,242	$—
Supplemental put obligation	13,411	—	—	13,411
Stock option of noncontrolling shareholder (1)	200	—	200	—

(1)	Represents a former employee’s option to purchase additional common stock in Anodyne. See Note R.
A reconciliation of the change in the carrying value of the Company’s level 3, supplemental put liability for the year ended December 31, 2008 is as follows (in thousands):

Balance at January 1, 2008	$21,976
Supplemental put expense	6,382
Payments of supplemental put liability	(14,947)

Balance at December 31, 2008	$13,411

Valuation Techniques
The Company’s derivative instrument consists of an over-the-counter (OTC) interest rate swap contract which is not traded on a public exchange. The fair value of the Company’s interest rate swap contract was determined based on inputs that are readily available in public markets or can be derived from information available in publicly quoted markets. The stock option of the noncontrolling shareholder was determined based on inputs that are readily available in public markets or can be derived from information available in publicly quoted markets. As such, the Company categorized its interest rate swap contract and the stock option of the noncontrolling shareholder as Level 2.
The Company’s Manager, CGM is the owner of 100% of the Allocation Interests in the Company. Concurrent with the IPO, CGM and the Company entered into a Supplemental Put Agreement, which requires the Company to acquire these Allocation Interests upon termination of the Management Services Agreement. Essentially, the put rights granted to CGM require us to acquire CGM’s Allocation Interests in the Company at a price based on a percentage of the increase in fair value in the Company’s businesses over its original basis in those businesses. Each fiscal quarter the Company estimates the fair value of its businesses using a discounted future cash flow model for the purpose of determining the potential liability associated with the Supplemental Put Agreement. The Company uses the following key assumptions in measuring the fair value of the supplemental put: (i) financial and market data of publicly traded companies deemed to be comparable to each of the Company’s businesses and (ii) financial and market data of comparable merged, sold or acquired companies. Any change in the potential liability is accrued currently as an adjustment to earnings. The implementation of SFAS 157 did not result in any material changes to the models or processes used to value this liability.
Note K — Debt
On May 16, 2006, the Company entered into a Financing Agreement, dated as of May 16, 2006 (the “Initial Financing Agreement”), which was a $225.0 million secured credit facility with Ableco Finance LLC, as collateral and administrative agent. Specifically, the Initial Financing Agreement provided for a $60.0 million revolving line of credit commitment, a $50.0 million term loan and a $115.0 million delayed draw term loan commitment. This agreement was terminated on November 21, 2006.
On November 21, 2006, the Company obtained a $250.0 million Revolving Credit Agreement with an optional $50.0 million increase from a group of lenders led by Madison Capital, LLC (“Madison”) as Agent for all lenders. The

Revolving Credit Agreement provided for a revolving line of credit. The initial proceeds of the Revolving Credit Agreement were used to repay $89.2 million of existing indebtedness and accrued interest and $2.6 million in prepayment fees under the Initial Financing Agreement. In addition, the Company expensed approximately $5.7 million of its deferred loan fees capitalized in connection with the Initial Financing Agreement.
On December 7, 2007, the Company amended the $250.0 million Revolving Credit Agreement with a group of lenders led by Madison Capital, LLC. The amended agreement provides for a Revolving Credit Facility totaling $325.0 million and a Term Loan Facility totaling $150.0 million (collectively “Credit Agreement”). The Term Loan Facility requires quarterly payments of $0.5 million that commenced March 31, 2008, with a final payment of the outstanding principal balance due on December 7, 2013. The Revolving Credit Facility matures on December 7, 2012. The Credit Agreement permits the Company to increase the amount available under the Revolving Credit Facility by up to $10 million and the Term Loan Facility by up to $145 million, subject to certain restrictions and Lender approval. On August 4, 2008, the Company increased its Revolving Credit Facility from $325 million to $340 million. Availability under the Revolving Credit Facility is limited to the lesser of $340 million or the Company’s borrowing base at the time of borrowing. The Company incurred approximately $5.8 million in fees and costs for the arrangement of the Credit Agreement during 2007. These costs were capitalized and are being amortized over the life of the loans. Approximately $2.0 million and $1.2 million were amortized to debt issuance cost in 2008 and 2007, respectively, in connection with these capitalized costs.
The Revolving Credit Facility allows for loans at either base rate or LIBOR. Base rate loans bear interest at a fluctuating rate per annum equal to the greater of (i) the prime rate of interest published by the Wall Street Journal and (ii) the sum of the Federal Funds Rate plus 0.5% for the relevant period, plus a margin ranging from 1.50% to 2.50%, based upon the ratio of total debt to adjusted consolidated earnings before interest expense, tax expense, and depreciation and amortization expenses for such period (the “Total Debt to EBITDA Ratio”). LIBOR loans bear interest at a fluctuating rate per annum equal to the London Interbank Offer Rate, or LIBOR, for the relevant period plus a margin ranging from 2.50% to 3.50% based on the Total Debt to EBITDA Ratio. The Company is required to pay commitment fees ranging between 0.75% and 1.25% per annum on the unused portion of the Revolving Credit Facility. The Company recorded commitment fees of $3.1 million, $2.7 million and $1.6 million during 2008, 2007 and 2006 respectively, to interest expense.
The Company is subject to certain customary affirmative and restrictive covenants arising under the Revolving Credit Facility, in addition to financial covenants that require the Company:
•	to maintain a minimum fixed charge coverage ratio of at least 1.5 to 1.0;

•	to maintain a minimum interest coverage ratio of at least 2.75 to 1.0; and

•	to maintain a total debt to EBITDA ratio not to exceed 3.5 to 1.0.
A breach of any of these covenants will be an event of default under the Revolving Credit Facility. Upon the occurrence of an event of default under the Credit Agreement, the Revolving Credit Facility may be terminated, the Term Loan and all outstanding loans and other obligations under the Credit Agreement may become immediately due and payable and any letters of credit then outstanding may be required to be cash collateralized, and the Agent and the Lenders may exercise any rights or remedies available to them under the Credit Agreement, the Collateral Agreement or any other documents delivered in connection therewith. Any such event may materially impair the Company’s ability to conduct its business. The Company was in compliance with all covenants at December 31, 2008.
The Lenders have agreed to issue letters of credit in an aggregate face amount of up to $100.0 million. Letters of credit outstanding at December 31, 2008 and 2007 totaled approximately $61.9 million and $26.0 million, respectively. Letter of credit fees recorded to interest expense during the years ended December 31, 2008, 2007 and 2006 aggregated approximately $1.7 million, $0.6 million and $0.2 million, respectively.
The Term Loan Facility bears interest at either base rate or LIBOR. Base rate loans bear interest at a fluctuating rate per annum equal to the greater of (i) the prime rate of interest published by the Wall Street Journal and (ii) the sum of the Federal Funds Rate plus 0.5% for the relevant period plus a margin of 3.0%. LIBOR loans bear interest at a fluctuating rate per annum equal to the London Interbank Offer Rate, or LIBOR, for the relevant period plus a margin of 4.0%.
The Credit Agreement is secured by a first priority lien on all the assets of the Company, including, but not limited to, the capital stock of the businesses, loan receivables from the Company’s businesses, cash and other assets. The Revolving Credit Facility also requires that the loan agreements between the Company and its businesses be secured by a first priority lien on the assets of the businesses subject to the letters of credit issued by third party lenders on behalf of such businesses.
At December 31, 2008, the Company had no revolving credit commitments outstanding and availability of approximately $289.3 million under its Revolving Credit Facility and $153.0 million in Term Loans outstanding. The Company intends to use the availability under the Revolving Credit Facility to pursue acquisitions of additional businesses to the extent permitted under its Credit Agreement and to provide for working capital needs.
On January 22, 2008, the Company entered into a three-year interest rate swap (“Swap”) agreement with a bank, fixing the rate of $140.0 million at 7.35% on a like amount of variable rate Term Loan Facility borrowings. The Swap is designated as a cash flow hedge and is anticipated to be highly effective.
The remaining $13.0 million of the Term Loan Facility outstanding was at the base rate plus 3.0%, or 6.25% at December 31, 2008.
On February 18, 2009, the Company repaid $75.0 million of the Term Loan Facility. Refer to Note S for additional information.
Note L — Derivative Instruments and Hedging Activities
On January 22, 2008, the Company entered into three-year fixed-for-floating interest rate swaps for $140.0 million with its bank lenders in order to reduce the risk of changes in cash flows associated with the first $140.0 million of its Term Debt interest payments and changes in the three-month LIBOR rate. The effective fixed rate is 7.35% on its Term Debt. The interest rate swaps expire in January 2011. The objective of the swaps is to hedge the risk of changes in cash flows associated with the first future interest payments on variable rate Term Debt with a notional amount of $140.0 million. The cash flow from the swaps is expected to offset any changes in the interest payments on the first $140.0 million of variable rate Term Debt due to changes in three-month LIBOR rate. This is a hedge of future specified cash flows. As a result, these interest rate swaps are derivatives and were designated as hedging instruments at the initiation of the swaps. The Company has applied cash flow hedge accounting in accordance with SFAS 133. At the end of each period, the interest rate swaps are recorded in the consolidated balance sheet at fair value, in either other assets if it is an asset position, or in accrued liabilities if it is in a liability position. Any related increases or decreases in the fair value are recognized on the Company’s consolidated balance sheet within accumulated other comprehensive income.
At December 31, 2008, the unrealized loss on the Swap, reflected in accumulated other comprehensive income, was approximately $5.2 million.
The Company assesses the effectiveness of its interest rate swap as defined in SFAS 133, on a quarterly basis. The Company has considered the impact of the current credit crisis in the United States in assessing the risk of counterparty default. The Company believes that it is still likely that the counterparty for these swaps will continue to perform throughout the contract period, and as a result continues to deem the swaps as effective hedging instruments. A counterparty default risk is considered in the valuation of the interest rate swaps.
Management has assessed that its cash flow hedges have no ineffectiveness, as determined by the Change in Variable Cash Flows method due to the following conditions being met: (i) the floating rate leg of the swap and the hedged variable cash flows are based on three-month LIBOR; (ii) the interest rate reset dates of the floating rate leg of the swap and the hedged variable cash flows of the first $140.0 million of variable rate Term Debt are the same; (iii) the hedging relationship does not contain any other basis differences; and (iv) the likelihood of the obligor not defaulting is assessed as being probable. As of December 31, 2008, the accrued mark to market loss on these swaps is $5.2 million. If the Company partially or fully extinguishes the floating rate debt payments being hedged or were to terminate the interest rate swap contract, a portion or all of the gains or losses that have accumulated in other comprehensive income would be recognized in earnings at that time. Prospective and retrospective assessments of the ineffectiveness of the hedge have been and will be made at the end of each fiscal quarter.
On February 18, 2009, the Company terminated a portion of its Swap in connection with the repayment of $75.0 million of the Term Loan Facility. In connection with the termination, the Company reclassified $2.6 million from accumulated other comprehensive loss into earnings. Refer to Note S for additional information.
Note M — Income Taxes
Compass Diversified Holdings and Compass Group Diversified Holdings LLC are classified as partnerships for U.S. Federal income tax purposes and are not subject to income taxes. Each of the Company’s majority owned subsidiaries are subject to Federal and state income taxes.

Components of the Company’s income tax expense (benefit) are as follows (in thousands):

	Years ended December 31,
	2008	2007	2006
Current taxes
Federal	$13,386	$8,422	$5,284
State	2,276	1,094	737

Total current taxes	15,662	9,516	6,021

Deferred taxes:
Federal	(8,379)	(50)	(1,774)
State	(757)	(298)	(311)

Total deferred taxes	(9,136)	(348)	(2,085)

Total tax expense	$6,526	$9,168	$3,936

The tax effects of temporary differences that have resulted in the creation of deferred tax assets and deferred tax liabilities at December 31, 2008 and 2007 are as follows:

	December 31,
(in thousands)	2008	2007
Deferred tax assets:
Tax credits	$266	$—
Accounts receivable and allowances	1,127	975
Workers’ compensation	14,716	8,007
Accrued expenses	3,901	1,267
Loan forgiveness	677	68
Other	2,892	1,621

Total deferred tax assets	23,579	11,938
Less:
Valuation allowance	—	(359)

Net deferred tax asset	$23,579	$11,579

Deferred tax liabilities:
Intangible assets	$(81,334)	$(55,832)
Property and equipment	(2,516)	(1,855)
Prepaid and other expenses	(2,288)	(1,791)

Total deferred tax liabilities	$(86,138)	$(59,478)

Total net deferred tax liability	$(62,559)	$(47,899)

For the tax years ending December 31, 2008 and 2007, the Company recognized approximately $86.1 million and $59.5 million, respectively in deferred tax liabilities. A significant portion of the balance in deferred tax liabilities reflects temporary differences in the basis of property and equipment and intangible assets related to the Company’s purchase accounting adjustments in connection with the acquisition of certain of the businesses. For financial accounting purposes the Company recognized a significant increase in the fair values of the intangible assets and property and equipment. For income tax purposes the existing tax basis of the intangible assets and property and equipment is utilized. In order to reflect the increase in the financial accounting basis over the existing tax basis, a deferred tax liability was recorded. This liability will decrease in future periods as these temporary differences reverse.
A valuation allowance relating to the realization of foreign tax credits and net operating losses of $0.4 million was provided at December 31, 2007. There was no valuation allowance at December 31, 2008. A valuation allowance is provided whenever it is more likely than not that some or all of deferred assets recorded may not be realized.

The reconciliation between the Federal Statutory Rate and the effective income tax rate for 2008, 2007 and 2006 are as follows:

	Years ended December 31,
	2008	2007	2006
United States Federal Statutory Rate	35.0%	35.0%	(34.0%)
State income taxes (net of Federal benefits)	9.5	2.7	1.2
Expenses of Compass Group Diversified Holdings, LLC representing a pass through to shareholders	36.5	12.9	47.1
Credit utilization	(24.1)	(4.5)	(1.3)
Other	6.2	1.6	3.4

Effective income tax rate	63.1%	47.7%	16.4%

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48) on January 1, 2007. The adoption did not result in a cumulative adjustment to the Company’s accumulated earnings. A reconciliation of the amount of unrecognized tax benefits for 2008 and 2007 are as follows (in thousands):

Balance at January 1, 2007	$—
Additions for 2007 tax positions	15
Additions for prior years’ tax positions	103

Balance at December 31, 2007	$118
Additions for prior years’ tax positions	27
Reductions for prior years’ tax positions	(44)

Balance at December 31, 2008	101
Included in the unrecognized tax benefits at December 31, 2008 and 2007 is $21 thousand and $17 thousand, respectively, of tax benefits that, if recognized, would affect the Company’s effective tax rate. The Company accrues interest and penalties related to uncertain tax positions, as of December 31, 2008 and 2007, there is $133 thousand and $29 thousand accrued, respectively. The Company does not expect unrecognized tax benefits to change significantly over the next twelve months.
The Company and its majority owned subsidiaries file U.S. federal and state income tax returns in many jurisdictions with varying statutes of limitations. The 2004 through 2008 tax years generally remain subject to examinations by the taxing authorities.
Note N- Noncontrolling interest
Noncontrolling interest represents the portion of a majority-owned subsidiary’s net income and equity that is owned by noncontrolling (minority) shareholders.
In January 2009, the Company adopted SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 requires reporting entities to present noncontrolling (minority) interests as equity (as opposed to as a liability or mezzanine equity) and provides guidance on the accounting for transactions between the reporting entity and noncontrolling interests. The adoption of SFAS 160 resulted in the presentation of noncontrolling interest as a component of equity on the Consolidated Balance Sheets and the presentation of income attributable to noncontrolling interest on the Consolidated Statements of Operations.

The following tables reflect the Company’s percent ownership (on a primary basis), of its majority owned subsidiaries, which the Company refers to as its businesses, and related noncontrolling interest balances as of December 31, 2008 and 2007:

	% Ownership	% Ownership	% Ownership
Business	December 31, 2008	December 31, 2007	December 31, 2006
ACI	70.2	70.2	70.2
American Furniture	93.9	93.9	—
Anodyne	67.0	43.5	47.3
CBS Personnel	66.4	96.5	96.1
FOX	75.5	—	—
HALO	88.3	88.3	—

	Noncontrolling Interest	Noncontrolling Interest
	Balances as of	Balances as of December
(in thousands)	December 31, 2008	31, 2007
ACI	$—	$—
American Furniture	1,910	1,770
Anodyne	10,146	13,260
CBS Personnel	54,925	3,769
FOX	9,290	—
HALO	3,060	2,968
Compass	100	100

	$79,431	$21,867

On August 8, 2008, the Company exchanged a Promissory Note (Refer to Note R) due August 15, 2008, totaling approximately $6.9 million (including accrued interest) due from the CEO of Anodyne in exchange for shares of stock of Anodyne held by the CEO. As a result of this exchange of shares, noncontrolling interest decreased by approximately $3.9 million in 2008.
On October 10, 2007, Advanced Circuits distributed approximately $47.0 million in cash distributions to Compass AC Holdings, Inc. (“ACH”), Advanced Circuits’s sole shareholder, and by ACH to its shareholders, including the Company. The Company’s share of the cash distribution was approximately $33.0 million with approximately $14.0 million being distributed to ACH’s other shareholders. The Company funded this distribution by making additional borrowings to ACI of $47.0 million.
Note O- Stockholder’s Equity
Trust Shares
The Trust is authorized to issue 500,000,000 Trust shares and the Company is authorized to issue a corresponding number of LLC interests. The Company will, at all times, have the identical number of LLC interests outstanding as Trust shares. Each Trust share represents an undivided beneficial interest in the Trust, and each Trust share is entitled to one vote per share on any matter with respect to which members of the Company are entitled to vote.
On May 16, 2006, the Company completed its initial public offering of 13,500,000 shares of the Trust at an offering price of $15.00 per share (“the IPO”). Total net proceeds from the IPO, after deducting the underwriters’ discounts, commissions and financial advisory fee, were approximately $188.3 million. On May 16, 2006, the Company also completed the private placement of 5,733,333 shares to Compass Group Investments, Inc. (“CGI”) for approximately $86.0 million and completed the private placement of 266,667 shares to Pharos I LLC, an entity controlled by Mr. Massoud, the Chief Executive Officer of the Company, and owned by the Company’s management team, for approximately $4.0 million. CGI also purchased 666,667 shares for $10.0 million through the IPO.
In connection with the purchase of Anodyne on July 31, 2006, the Company issued 950,000 shares of the Trust as part of the payment price. The shares were valued at $13.77 per share for a total of $13.1 million.
On May 8, 2007, the Company completed a secondary public offering of 9,200,000 trust shares (including the underwriter’s over-allotment of 1,200,000 shares) at an offering price of $16.00 per share. Simultaneous with the sale of the trust shares to the public, CGI purchased, through a wholly-owned subsidiary, 1,875,000 trust shares at $16.00 per share in a separate private placement. The net proceeds of the secondary offering to the Company, after deducting underwriter’s discount and offering costs totaled approximately $168.7 million. The Company used a portion of the net proceeds to repay the outstanding balance on its Revolving Credit Facility.

Distributions
During the year ended December 31, 2007, the Company paid the following distributions:
•	On January 24, 2007, the Company paid a distribution of $0.30 per share to holders of record as of January 18, 2007;

•	On April 24, 2007, the Company paid a distribution of $0.30 per share to holders of record as of April 18, 2007;

•	On July 27, 2007, the Company paid a distribution of $0.30 per share to holders of record as of July 25, 2007; and

•	On October 26, 2007 the Company paid a distribution of $0.325 per share to holders of record as of October 23, 2007.
During the year ended December 31, 2008, the Company paid the following distributions:
•	On January 30, 2008, the Company paid a distribution of $0.325 per share to holders of record as of January 25, 2008;

•	On April 25, 2008, the Company paid a distribution of $0.325 per share to holders of record as of April 22, 2008;

•	On July 29, 2008, the Company paid a distribution of $0.325 per share to holders of record as of July 24, 2008; and

•	On October 31, 2008, the Company paid a distribution of $0.34 per share to holders of record as of October 24, 2008.
On January 30, 2009, the Company paid a distribution of $0.34 per share to holders of record as of January 23, 2009.
Note P — Unaudited Quarterly Financial Data
The following table presents the unaudited quarterly financial data. This information has been prepared on a basis consistent with that of the audited consolidated financial statements and all necessary material adjustments, consisting of normal recurring accruals and adjustments, have been included to present fairly the unaudited quarterly financial data. The quarterly results of operations for these periods are not necessarily indicative of future results of operations. The per share calculations for each of the quarters are based on the weighted average number of shares for each period; therefore, the sum of the quarters may not necessarily be equal to the full year per share amount.

	December 31,	September 30,	June 30,	March 31,
(in thousands)	2008	2008	2008	2008
Total revenues	$374,827	$413,601	$398,910	$351,135
Gross profit	88,603	90,995	87,861	74,808
Operating income	8,952	13,362	4,598	957
Income (loss) from continuing operations	797	4,622	(2,271)	(2,824)
Income from discontinued operations, net of income taxes	431	636	74,873	2,030

Net income (loss) attributable to Holdings	$1,228	$5,258	$72,602	$(794)

Basic and fully diluted income (loss) per share attributable to Holdings:

Continuing operations	$0.03	$0.15	$(0.07)	$(0.09)
Discontinued operations	0.01	0.02	2.37	0.06

Basic and fully diluted income (loss) per share attributable to Holdings	$0.04	$0.17	$2.30	$(0.03)

	December 31,	September 30,	June 30,	March 31,
(in thousands)	2007	2007	2007	2007
Total revenues	$263,387	$215,476	$197,513	$165,415
Gross profit	68,156	53,608	47,689	36,330
Operating income	11,312	7,373	4,225	2,041
Income (loss) from continuing operations	(5,835)	3,455	1,382	52
Income from discontinued operations, net of income taxes	2,395	900	1,150	36,869

Net income (loss) attributable to Holdings	$(3,440)	$4,355	$2,532	$36,921

Basic and fully diluted income (loss) per share attributable to Holdings:

Continuing operations	$(0.19)	$0.11	$0.05	$0.00
Discontinued operations	0.08	0.03	0.04	1.80

Basic and fully diluted income (loss) per share attributable to Holdings	$(0.11)	$0.14	$0.09	$1.81

Note Q — Supplemental Data
Supplemental Balance Sheet Data (in thousands):

	December 31,	December 31,
	2008	2007
Summary of accrued expenses:
Accrued payroll and fringes	$25,035	$18,870
Accrued taxes	9,034	3,562
Income taxes payable	1,762	2,077
Accrued interest	3,512	1,300
Other accrued expenses	17,766	8,160

Total	$57,109	$33,969

Supplemental Cash Flow Statement Data (in thousands):

	December 31,	December 31,	December 31,
	2008	2007	2006
Interest paid	$15,754	$6,489	$4,686
Taxes paid	15,971	12,136	7,821
Note R — Related Party Transactions
The Company has entered into the following related party transactions with its Manager, CGM:
•	Management Services Agreement

•	LLC Agreement

•	Supplemental Put Agreement

•	Cost Reimbursement and Fees
Management Services Agreement - The Company entered into a management services agreement (“Management Services Agreement”) with CGM effective May 16, 2006. The Management Services Agreement provides for, among other things, CGM to perform services for the Company in exchange for a management fee paid quarterly and equal to 0.5% of the Company’s adjusted net assets. The Company amended the Management Services Agreement on November 8, 2006, to clarify that adjusted net assets are not reduced by non-cash charges associated with the Supplemental Put Agreement, which amendment was unanimously approved by the Compensation Committee and the Board of Directors. The management fee is required to be paid prior to the payment of any distributions to shareholders. For the year ended December 31, 2008, 2007 and 2006, the Company incurred the following management fees to CGM, by entity (in thousands):

	December 31,	December 31,	December 31,
	2008	2007	2006
Advanced Circuits	$500	$500	$315
American Furniture	500	167	—
Anodyne	350	350	145
CBS Personnel	1,241	1,055	674
FOX	496	—	—
HALO	500	417	—
Corporate	11,144	7,631	3,024

	$14,731	$10,120	$4,158

CBS Personnel paid management fees of approximately $0.5 million for the year ended December 31, 2008 to a separate manager of Staffmark, unrelated to CGM.
Approximately $0.6 million and $0.8 million of the management fees incurred were unpaid as of December 31, 2008 and 2007, respectively.
LLC Agreement - As distinguished from its provision of providing management services to the Company, pursuant to the Management Services Agreement, CGM is the owner of 100% of the Allocation Interests in the Company. CGM paid $0.1 million for these Allocation Interests and has the right to cause the Company to purchase the Allocation Interests it owns. The Allocation Interests give CGM the right to distributions pursuant to a profit allocation formula upon the occurrence of certain events. Certain events include, but are not limited to, the dispositions of subsidiaries. In connection with the dispositions of Silvue and Aeroglide in 2008 the Company paid CGM a profit allocation of $14.9 million. In connection with the disposition of Crosman in 2006, the Company paid CGM a profit allocation of $7.9 million.
Supplemental Put Agreement - Concurrent with the IPO, CGM and the Company entered into a Supplemental Put Agreement, which may require the Company to acquire these Allocation Interests upon termination of the Management Services Agreement. Essentially, the put rights granted to CGM require the Company to acquire CGM’s Allocation Interests in the Company at a price based on a percentage of the increase in fair value in the Company’s businesses over its basis in those businesses. Each fiscal quarter the Company estimates the fair value of its businesses for the purpose of determining its potential liability associated with the Supplemental Put Agreement. Any change in the potential liability is accrued currently as an adjustment to earnings. For the years ended December 31, 2008, 2007 and 2006, the Company recognized approximately $6.4 million, $7.4 million and $22.5 million in expense related to the Supplemental Put Agreement. The Company paid approximately $14.9 million to CGM during the year ended December 31, 2008 related to the profit allocation for the dispositions of Aeroglide and Silvue. The Company paid approximately $7.9 million to CGM during the year ended December 31, 2006 related to the profit allocation for the disposition of Crosman.
Cost Reimbursement and Fees
The Company reimbursed its Manager, CGM, approximately $2.6 million, $1.8 million and $0.7 million, principally for occupancy and staffing costs incurred by CGM on the Company’s behalf during the years ended December 31, 2008, 2007 and 2006, respectively.
CGM acted as an advisor for each of the 2008 acquisitions (Fox and Staffmark) for which it received transaction service and expense payments of approximately $2.0 million. CGM acted as an advisor for each of the 2007 acquisitions (Aeroglide, HALO and American Furniture) for which it received transaction service and expense payments of approximately $2.1 million.
The Company has entered into the following related party transactions with its subsidiaries:

Anodyne
On July 31, 2006, the Company acquired from CGI and its wholly-owned, indirect subsidiary, Compass Medical Mattress Partners, LP (the “Seller”) approximately 47.3% of the outstanding capital stock, on a fully-diluted basis, of Anodyne, representing approximately 69.8% of the voting power of all Anodyne stock. Pursuant to the same agreement, the Company also acquired from the Seller all of the Original Loans. On the same date, the Company entered into a Note Purchase and Sale Agreement with CGI and the Seller for the purchase from the Seller of a Promissory Note (“Note”) issued by a borrower controlled by Anodyne’s chief executive officer. The Note was secured by shares of Anodyne stock and guaranteed by Anodyne’s chief executive officer. The Note accrued interest at the rate of 13% per annum and was added to the Note’s principal balance. The balance of the Note plus accrued interest totaled approximately $6.4 million at December 31, 2007. The Note was to mature on August 15, 2008. The Company recorded interest income totaling $0.5 million, $0.8 million and $0.3 million in 2008, 2007 and 2006, respectively, related to this note.
On August 8, 2008 the Company exchanged the aforementioned Note, due August 15, 2008, totaling approximately $6.9 million (including accrued interest) due from the CEO of Anodyne in exchange for shares of stock of Anodyne held by the CEO. In addition, the CEO of Anodyne was granted an option to purchase approximately 10% of the outstanding shares of Anodyne, at a strike price exceeding the exchange price, from the Company in the future for which the CEO exchanged Anodyne stock valued at $0.2 million (the fair value of the option at the date of grant) as consideration.
CGM acted as an advisor to the Company in the Anodyne transaction for which it received transaction services fees and expense payments totaling approximately $0.3 million in 2006.
In addition, on August 5, 2008, the Company exchanged $1.5 million in term debt due from Anodyne for 15,500 shares of common stock and 13,950 shares of convertible preferred stock of Anodyne.
As a result of the above transactions the Company’s ownership percentage in Anodyne increased to approximately 67% on a primary basis and 57% on a fully diluted basis.
Advanced Circuits
In connection with the acquisition of Advanced Circuits by CGI in September 2005, Advanced Circuits loaned certain officers and members of management of Advanced Circuits $3.4 million for the purchase of 136,364 shares of Advanced Circuit’s common stock. On January 1, 2006, Advanced Circuits loaned certain officers and members of management of Advanced Circuits $4.8 million for the purchase of an additional 193,366 shares of Advanced Circuit’s common stock. The notes bear interest at 6% and interest is added to the notes. The notes are due in September 2010 and December 2010 and are subject to mandatory prepayment provisions if certain conditions are met.
In connection with the issuance of the notes as described above, Advanced Circuits implemented a performance incentive program whereby the notes could either be partially or completely forgiven based upon the achievement of certain pre-defined financial performance targets. The measurement date for determination of any potential loan forgiveness is based on the financial performance of Advanced Circuits for the fiscal year ended December 31, 2010. The Company believes that the achievement of the loan forgiveness is probable and is accruing any potential forgiveness over a service period measured from the issuance of the notes until the actual measurement date of December 31, 2010. During each of the fiscal years 2008, 2007 and 2006, ACI accrued approximately $1.6 million for this loan forgiveness. This expense has been classified as a component of general and administrative expense. Approximately $5.2 million and $3.7 million is reflected as a component of other non-current liabilities in the consolidated balances sheets as of December 31, 2008 and 2007, respectively, in connection with these two agreements.
On October 10, 2007, the Company entered into an amendment to its Credit Agreement (the “Amendment”) with ACI, to amend that certain credit agreement, dated as of May 16, 2006, between the Company and ACI (the “Credit Agreement”). The Credit Agreement was amended to (i) provide for additional term loan borrowings of $47.0 million and to permit the proceeds thereof to fund cash distributions totaling $47.0 million by ACI to Compass AC Holdings, Inc. (“ACH”), ACI’s sole shareholder, and by ACH to its shareholders, including the Company, (ii) extend the maturity dates of the loans under the Credit Agreement, and (iii) modify certain financial covenants of ACI under the Credit Agreement. The Company’s share of the cash distribution was approximately $33.0 million with approximately $14.0 million being distributed to ACH’s other shareholders. All other material terms and conditions of the Credit Agreement were unchanged.
American Furniture
AFM’s largest supplier, Independent Furniture Supply (“Independent”), is 50% owned by Mike Thomas, AFM’s CEO. AFM purchases polyfoam from Independent on an arms-length basis and AFM performs regular audits to verify market pricing. AFM does not have any long-term supply contracts with Independent. Total purchases from Independent during 2008 totaled approximately $18.4 million. From August 31, 2007 (acquisition date) through December 31, 2007, purchases from Independent totaled approximately $8.4 million.

Fox
The Company leases its principal manufacturing and office facilities in Watsonville, California from Robert Fox, a founder, Chief Engineering Officer and noncontrolling shareholder of Fox. The term of the lease is through July of 2018 and the rental payments can be adjusted annually for a cost-of-living increase based upon the consumer price index. Fox is responsible for all real estate taxes, insurance and maintenance related to this property. The leased facilities are 86,000 square feet and Fox paid rent under this lease of approximately $1.0 million for the year ended December 31, 2008.
Other
The Company reimbursed CGI, which owns 22.3% of the Trust shares, approximately $2.5 million for costs incurred by CGI in connection with the Company’s IPO in 2006.
Note S — Subsequent Events
On February 18, 2009, the Company reduced its debt and repaid at par, from cash on its balance sheet, $75.0 million of debt under its Term Loan Facility due in December of 2013. Under the terms of its Credit Agreement, the Company was permitted and elected to hold approximately $75 million of the proceeds from the sales of Aeroglide and Silvue, under the condition that such proceeds be either redeployed into future acquisitions or applied to reduce indebtedness under the Term Loan Facility within one year. After the repayment, the Company has $78.0 million of remaining debt outstanding under its Term Loan Facility. In connection with the repayment, the Company also terminated $70.0 million of its $140.0 million interest rate swap at a cost of approximately $2.6 million. The Company reclassified this amount from accumulated other comprehensive loss into earnings during the first quarter of 2009. In addition, the Company expensed $1.2 million of capitalized debt issuance costs in the first quarter of 2009 in connection with the debt repayment.

SCHEDULE II –Valuation and Qualifying Accounts

		Additions
	Balance at	Charge to					Balance at
	beginning	Costs and					end of
(in thousands)	of Year	Expense	Other		Deductions		Year
Allowance for doubtful accounts - 2006	$3,128 (1)	$1,061	$—		$882	(3)	$3,307
Allowance for doubtful accounts - 2007	$3,307	$2,134	$825	(2)	$3,062	(3)	$3,204
Allowance for doubtful accounts - 2008	$3,204	$3,917	$1,778	(2)	$4,075	(3)	$4,824
Valuation allowance for deferred tax assets - 2006	$—	$—	$—		$—		$—
Valuation allowance for deferred tax assets - 2007	$—	$359	$—		$—		$359
Valuation allowance for deferred tax assets - 2008	$359	$—	$—		$359	(4)	$—

(1)	Balance at beginning of year for 2006, is May 16, 2006, the date the Company acquired the initial businesses.

(2)	Represents opening allowance balances related to current year acquisitions.

(3)	Represent write-offs and rebate payments.

(4)	Represents utilization of deferred tax asset and corresponding removal of valuation allowance.

S-1